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                          CERTIFICATE OF DESIGNATION,
                      PREFERENCES AND RIGHTS OF SERIES A
                         PARTICIPATING PREFERRED STOCK

                      NEW ENGLAND BUSINESS SERVICE, INC.

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


     We, Richard H. Rhoads, Chairman of the Board, and Paul F. Robinson, Secretary of New England Business Service, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on October 27, 1989, adopted the following resolution creating a series of 400,000 share of Preferred Stock designed as Series A Participating Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Series A Participating Preferred Stock of the Corporation of the par value of one dollar ($1.00) per share be and it hereby is created, and that the amount thereof and the designation, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          Section 1.  Designation and Amount.  The share of such series shall be
                      ----------------------
designated as "Series A Participating Preferred Stock" and the initial number of shares constituting such series shall be 400,000.

          Section 2.  Dividends and Distributions.
                      ---------------------------

          (A) The "quarterly dividend periods" for purposes of accrual and payment of dividends upon Series A Participating Preferred Stock shall commence on the 28th day following the fourth Friday of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend" "Payment Date"), or in the case of original issuance, on the date of original issuance, and shall end on and include the day next preceding the first date of the next quarterly dividend period. The dividend rate per share on the shares of Series A Participating Preferred Stock for each quarterly dividend period shall be equal to the greater of (a) $5.00 or (b) subject to adjustment as hereinafter provided, 100 times the aggregate amount per share of all cash dividends and 100 times the aggregate per share amount (payable in cash based upon the fair market value as of the time of payment of distribution) of all non-cash dividends or other distributions (other than stock dividends or stock splits) declared on the common stock, par value $1.00 per share, of this Corporation (the "Common Stock") during the
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immediately preceding quarterly dividend period, or, with respect to the first quarterly dividend period, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. In the event the Corporation shall at any time after October 27, 1989 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue or such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

          Section 3.  Voting Rights.  The holders of shares of Series A
                      -------------
Participating Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of

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     which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, in the Certificate of Incorporation, as from time to time amended, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Participating Preferred and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as set forth in Section 11 below or as otherwise provided by law, holders of Series A Participating Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4.  Certain Restrictions.
                      --------------------

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; or

          (iii) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after

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          consideration of the respective annual dividend rates and other relative rights and preferences of such shares, shall determine in good faith will result in fair and equitable treatment among them.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5.  Reacquired Shares.  Any shares of Series A Participating
                      -----------------
Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as shares of Series A Participating Preferred Stock or as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in any other Certificate of Designation creating a series of Preferred Stock or as otherwise required by law.

          Section 6.  Liquidation, Dissolution or Winding Up.
                      --------------------------------------

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Common Stock or other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Preferred Stock unless, prior thereto, the holders of share of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in Subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock), hereinafter referred to as the "Adjustment Number". Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Preferred Stock and Common Stock, respectively, holders of Series A Participating Preferred Stock and holders of share of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Participating Preferred Stock, then such remaining assets shall be distributed

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ratably to the holders of the Series A Participating Preferred Stock and such parity shares in proportion to their respective liquidation preferences. In the event that there are sufficient assets to pay in full the Series A Liquidation Preference and all liquidation preferences ranking on a parity with it, but not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          (C) In the event the Corporation shall at any time after the October 27, 1989, (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7.  Consolidation, Merger, etc.  In case the Corporation shall
                      ---------------------------
enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then in any such case each share of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed into such other stock or securities, cash and/or other property having value equal to 100 times the aggregate value of stock, securities, cash and/or any other property into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the exchange ratio of 100:1 provided for in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a ratio, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8.  No Redemption.  The shares of Series A Participating
                      -------------
Preferred Stock shall not be redeemable.

          Section 9.  Designation of Additional Preferred Stock.  Nothing herein
                      -----------------------------------------
shall preclude the Board of Directors from increasing the number of authorized shares of Preferred Stock of the Corporation designated as Series A Participating Preferred Stock and having the voting powers, preferences and relative, participating and other rights provided herein for such series. Nothing herein shall preclude the Board of Directors from designating other authorized shares of Preferred Stock as one of more other series ranking on a parity with or prior to the Series A Participating Preferred Stock as to the payment of dividends or the distribution of assets or otherwise.

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          Section 10.  Fractional Shares.  Series A Participating Preferred
                       -----------------
Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

          Section 11.  Amendment.  The Certificate of Incorporation of the
                       ---------
Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the holders of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Participating Preferred Stock, voting together as a single class.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury as of the 27th day of October, 1989.


                                      /s/ Richard H. Rhoads
                                      -----------------------------------
                                      Richard H. Rhoads
                                      Chairman of the Board

Attest:


/s/ Paul F. Robinson
------------------------------
Paul F. Robinson
Secretary

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